Exhibit 10.2

Re:	Equity Award for Your Service to the Company

Dear ___________:

In anticipation of the positive impact you will make toward the future success of Creatd, Inc. (the “Company”), we are pleased to provide you with the following equity award (“Your Award”) under the Company’s 2022 Omnibus Securities and Incentive Plan (the “Plan”) with a Grant Date of __________________:

Terms of Your Equity Award: Your Award is for ________ shares of the Company’s common stock (the “Common Stock”).

In addition to the parameters set forth above, Your Award is subject to all the terms and provisions of the Plan (which are expressly incorporated into and made a part of Your Award as if set forth in full herein; capitalized terms used but not defined herein have the meanings ascribed to them in the Plan), along with the following additional terms and conditions:

1.	As a condition of receiving Your Award, you agree to be bound by all of the terms and conditions of the Company’s policies, including but not limited to those relating to confidentiality, insider trading, anti-hedging, non-competition, and non-solicitation. If you have any questions regarding these policies, please contact me and I will make them available to you.

2.	Your Award is not transferable by you during your lifetime, but in the event of your death, your award may be transferrable under the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

3.	The Company reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

By accepting Your Award, you hereby agree to the terms and conditions set forth above.

Offered by Creatd, Inc.

By

Agreed and Accepted by:

By